Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MORGAN STANLEY

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.01 par value per share	(1)	Other	50,000,000	$125.2250	$6,261,250,000.00	0.0001531	$958,597.38

Total Offering Amounts:							$6,261,250,000.00		$958,597.38
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$958,597.38

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Offering Note(s)

(1)	Amount registered represents shares of the Registrant’s common stock reserved for issuance under the Registrant’s Equity Incentive Compensation Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 23, 2025.